                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                                HBO & COMPANY,

                           MCKESSON MERGER SUB, INC.

                                      AND

                             MCKESSON CORPORATION



                         DATED AS OF October 17, 1998

                               TABLE OF CONTENTS
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
                                                                                                    PAGE
ARTICLE I -- THE MERGER........................................................................       2

     SECTION 1.1    The Merger.................................................................       2
     SECTION 1.2    Closing....................................................................       2
     SECTION 1.3    Effective Time.............................................................       2
     SECTION 1.4    Effects of the Merger......................................................       2
     SECTION 1.5    Certificate of Incorporation and By-laws of the Surviving
                    Corporation and McKesson...................................................       2
     SECTION 1.6    Directors and Officers.....................................................       3

ARTICLE II -- EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
  EXCHANGE OF CERTIFICATES....................................................................       3

     SECTION 2.1    Effect on Capital Stock....................................................       3
          (a)       Cancellation of Treasury Stock and McKesson-Owned Stock....................       3
          (b)       Conversion of HBO Common Stock.............................................       3
          (c)       Merger Sub Common Stock....................................................       4
          (d)       McKesson Common Stock......................................................       4
          (e)       Options....................................................................       4

     SECTION 2.2    Exchange of Certificates...................................................       5
          (a)       Exchange Agent.............................................................       5
          (b)       Exchange Procedures........................................................       5
          (c)       Distributions with Respect to Unexchanged Shares...........................       6
          (d)       No Further Ownership Rights in HBO Common Stock............................       6
          (e)       No Fractional Shares.......................................................       7
          (f)       Termination of Exchange Fund...............................................       7
          (g)       No Liability...............................................................       7
          (h)       Investment of Exchange Fund................................................       7
          (i)       Lost Certificates..........................................................       7

     SECTION 2.3    Certain Adjustments........................................................       7

ARTICLE III -- REPRESENTATIONS AND WARRANTIES..................................................       8

     SECTION 3.1    Representations and Warranties of McKesson and Merger Sub..................       8
          (a)       Organization, Standing and Corporate Power.................................       8
          (b)       Subsidiaries...............................................................       8
          (c)       Capital Structure..........................................................       8
          (d)       Authority; Noncontravention................................................      10
          (e)       SEC Documents; Undisclosed Liabilities.....................................      11

          (f)       Information Supplied.......................................................      12
          (g)       Absence of Certain Changes or Events.......................................      12
          (h)       Compliance with Applicable Laws; Litigation................................      13
          (i)       Absence of Changes in Benefit Plans........................................      13
          (j)       Benefit Plans..............................................................      14
          (k)       Taxes......................................................................      16
          (l)       Voting Requirements........................................................      17
          (m)       State Takeover Statutes; Certificate of Incorporation......................      17
          (n)       Accounting Matters.........................................................      17
          (o)       Brokers....................................................................      17
          (p)       Opinion of Financial Advisors..............................................      17
          (q)       Ownership of HBO Common Stock..............................................      17
          (r)       Intellectual Property......................................................      18
          (s)       Certain Contracts..........................................................      20
          (t)       McKesson Rights Agreement..................................................      20
          (u)       Environmental Liability....................................................      21
          (v)       Insurance..................................................................      21
          (w)       Transactions with Affiliates...............................................      21
          (x)       Full Disclosure............................................................      21

     SECTION 3.2    Representations and Warranties of HBO......................................      21
          (a)       Organization, Standing and Corporate Power.................................      21
          (b)       Subsidiaries...............................................................      22
          (c)       Capital Structure..........................................................      22
          (d)       Authority; Noncontravention................................................      23
          (e)       SEC Documents; Undisclosed Liabilities.....................................      24
          (f)       Information Supplied.......................................................      25
          (g)       Absence of Certain Changes or Events.......................................      25
          (h)       Compliance with Applicable Laws; Litigation................................      26
          (i)       Absence of Changes in Benefit Plans........................................      26
          (j)       Benefit Plans..............................................................      27
          (k)       Taxes......................................................................      28
          (l)       Voting Requirements........................................................      29
          (m)       State Takeover Statutes; Certificate of Incorporation......................      29
          (n)       Accounting Matters.........................................................      29
          (o)       Brokers....................................................................      29
          (p)       Opinion of Financial Advisors..............................................      29
          (q)       Ownership of McKesson Common Stock.........................................      29
          (r)       Intellectual Property......................................................      29
          (s)       Certain Contracts..........................................................      32
          (t)       HBO Rights Agreement.......................................................      32
          (u)       Environmental Liability....................................................      32
          (v)       Insurance..................................................................      33
          (w)       Transactions with Affiliates...............................................      33
          (x)       Full Disclosure............................................................      33

ARTICLE IV -- COVENANTS RELATING TO CONDUCT OF BUSINESS........................................      33

     SECTION 4.1    Conduct of Business........................................................      33
          (a)       Conduct of Business by McKesson............................................      33
          (b)       Conduct of Business by HBO.................................................      36

          (c)       Other Actions..............................................................      38
          (d)       Advice of Changes..........................................................      38

     SECTION 4.2    No Solicitation by McKesson................................................      38
     SECTION 4.3    No Solicitation by HBO.....................................................      40

ARTICLE V -- ADDITIONAL AGREEMENTS.............................................................      42

     SECTION 5.1    Preparation of the Form S-4 and the Joint Proxy Statement;
                    Stockholders' Meetings.....................................................      42
     SECTION 5.2    Letters of McKesson's Accountants..........................................      43
     SECTION 5.3    Letters of HBO's Accountants...............................................      43
     SECTION 5.4    Access to Information; Confidentiality.....................................      44
     SECTION 5.5    Commercially Reasonable Efforts............................................      44
     SECTION 5.6    Indemnification, Exculpation and Insurance.................................      45
     SECTION 5.7    Fees and Expenses..........................................................      45
     SECTION 5.8    Public Announcements.......................................................      46
     SECTION 5.9    Affiliates.................................................................      46
     SECTION 5.10   NYSE and PSE Listings......................................................      46
     SECTION 5.11   Tax Treatment..............................................................      46
     SECTION 5.12   Pooling of Interests.......................................................      47
     SECTION 5.13   Post-Merger Operations.....................................................      47
     SECTION 5.14   Conveyance Taxes...........................................................      47
     SECTION 5.15   Employee Benefits..........................................................      47

ARTICLE VI -- CONDITIONS PRECEDENT.............................................................      47

      SECTION 6.1   Conditions to Each Party's Obligation to Effect the Merger.................      47
          (a)       Stockholder Approvals......................................................      47
          (b)       HSR Act....................................................................      47
          (c)       Governmental, Regulatory and Other Approvals...............................      47
          (d)       No Injunctions or Restraints...............................................      48
          (e)       Form S-4...................................................................      48
          (f)       NYSE and PSE Listings......................................................      48
          (g)       Tax Opinions...............................................................      48
          (h)       Pooling Letters............................................................      48

     SECTION 6.2    Conditions to Obligations of HBO...........................................      48
          (a)       Representations and Warranties.............................................      48
          (b)       Performance of Obligations of McKesson.....................................      49
          (c)       No Material Adverse Change.................................................      49
          (d)       McKesson Rights Agreement..................................................      49

     SECTION 6.3   Conditions to Obligations of McKesson.......................................      49
          (a)      Representations and Warranties..............................................      49
          (b)      Performance of Obligations of HBO...........................................      49
          (c)      No Material Adverse Change..................................................      49
          (d)      HBO Rights Agreement........................................................      49

ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER...............................................      49

     SECTION 7.1    Termination................................................................      49
     SECTION 7.2    Effect of Termination......................................................      51
     SECTION 7.3    Amendment..................................................................      52
     SECTION 7.4    Extension; Waiver..........................................................      52

ARTICLE VIII -- GENERAL PROVISIONS.............................................................      52

     SECTION 8.1    Nonsurvival of Representations and Warranties..............................      52
     SECTION 8.2    Notices....................................................................      53
     SECTION 8.3    Definitions................................................................      53
     SECTION 8.4    Interpretation.............................................................      54
     SECTION 8.5    Counterparts...............................................................      54
     SECTION 8.6    Entire Agreement; No Third-Party Beneficiaries.............................      55
     SECTION 8.7    Governing Law..............................................................      55
     SECTION 8.8    Assignment.................................................................      55
     SECTION 8.9    Consent to Jurisdiction....................................................      55
     SECTION 8.10   Headings, Etc..............................................................      55
     SECTION 8.11   Severability...............................................................      55

EXHIBIT A    Form of McKesson Stock Option Agreement
EXHIBIT B    Form of HBO Stock Option Agreement
EXHIBIT C    McKesson Bylaw Amendments
EXHIBIT D    Directors and Officers
EXHIBIT E    McKesson Stock Plans
EXHIBIT F    HBO Stock Plans
EXHIBIT G    Form of Rule 145 Letter to be signed by McKesson Affiliates
EXHIBIT H    Form of Pooling Letter to be signed by McKesson and HBO Affiliates

          AGREEMENT AND PLAN OF MERGER dated as of October 17, 1998, among MCKESSON CORPORATION, a Delaware corporation ("McKesson"), HBO & COMPANY, a Delaware corporation ("HBO"), and MCKESSON MERGER SUB, INC. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of McKesson.

                              W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of HBO, Merger Sub and McKesson have each approved the merger of Merger Sub with and into HBO (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.05 per share, of HBO ("HBO Common Stock," which reference shall be deemed to include the associated HBO Rights (as defined in Section 3.2(c)), other than shares owned by HBO or McKesson, will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b)); and

          WHEREAS, the respective Boards of Directors of HBO and McKesson, having carefully considered the long-term prospects and interests of HBO and McKesson and their respective stockholders and having determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are advisable and in the best interests of their respective stockholders, have each approved the transactions contemplated by this Agreement and the Option Agreements (as hereinafter defined) and have each resolved to recommend to each party's stockholders the approval and adoption of this Agreement and the Merger and the consummation of the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein; and

          WHEREAS, as a condition to the execution of this Agreement, contemporaneously herewith HBO and McKesson will enter into a stock option agreement (the "McKesson Option Agreement") attached hereto as Exhibit A and a
                                                               ---------
stock option agreement (the "HBO Option Agreement" and, together with the McKesson Option Agreement, the "Option Agreements") attached hereto as
Exhibit B; and
---------

          WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

          WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP"); and

          WHEREAS, HBO and McKesson desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and in the Option Agreements, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

     SECTION 1.1    The Merger.  Upon the terms and subject to the conditions
                    ----------
set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into HBO at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and HBO shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     SECTION 1.2    Closing.  The closing of the Merger (the "Closing") will
                    -------
take place on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones, Day, Reavis & Pogue, 3500 SunTrust Plaza, 303 Peachtree Street, N.E., Atlanta, Georgia 30308-3242.

     SECTION 1.3    Effective Time.  Subject to the provisions of this
                    --------------
Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware, or at such subsequent date or time as HBO and McKesson shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.4    Effects of the Merger.  The Merger shall have the effects
                    ---------------------
set forth in Section 259 of the DGCL.

     SECTION 1.5    Certificate of Incorporation and By-laws of the Surviving
                    ---------------------------------------------------------
Corporation and McKesson.
------------------------

          (a) At the Effective Time, the Certificate of Incorporation and the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and by-laws of the Surviving Corporation, in each case until thereafter amended in accordance with applicable law; provided, however, that Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

          The name of the Corporation (which is hereinafter referred to as the "Corporation") is HBO & Company.

          (b) At the Effective Time, Article 1 of the Certificate of Incorporation of McKesson shall be amended to read as follows:

               The name of the corporation is McKesson HBOC, Inc.

          (c) At the Effective Time, the by-laws of McKesson shall be amended as provided in Exhibit C.
               ---------

     SECTION 1.6    Directors and Officers.
                    ----------------------

          (a) At the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and certain of the officers of McKesson shall be as set forth on Exhibit D
                                                                 ---------
hereto until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit D or until their respective
                                    ---------
successors are duly elected and qualified, as the case may be. If any officer listed on or appointed in accordance with Exhibit D ceases to be a full-time
                                          ---------
employee of either HBO or McKesson as the case may be, the parties will agree upon another person to serve in such person's stead.

          (b)  The directors set forth on Exhibit D shall be the initial
                                          ---------
directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                       OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

     SECTION 2.1    Effect on Capital Stock.  As of the Effective Time, by
                    -----------------------
virtue of the Merger and without any action on the part of Merger Sub, HBO or the holder of any shares of the following securities:

          (a)  Cancellation of Treasury Stock and McKesson-Owned Stock.  Each
               -------------------------------------------------------
share of HBO Common Stock that is owned by McKesson, Merger Sub or HBO shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b)  Conversion of HBO Common Stock.  Subject to Section 2.2(e), each
               ------------------------------
issued and outstanding share of HBO Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive .37 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share ("McKesson Common Stock"), of McKesson (the "Merger Consideration"). As of the Effective Time, all such shares of HBO Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of HBO Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of McKesson Common Stock to be issued or paid in consideration thereof upon surrender of such certificate in accordance with Section 2.2(e).

          (c)  Merger Sub Common Stock.  Each share of common stock, par value
               -----------------------
$0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d)  McKesson Common Stock.  At and after the Effective Time, each
               ---------------------
share of McKesson Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of McKesson and shall not be affected by the Merger.

          (e)  Options.
               -------

               (i) HBO and McKesson will take all action necessary such that, at the Effective Time, each option granted by HBO to purchase shares of HBO Common Stock which is outstanding immediately prior thereto shall cease to represent a right to acquire shares of HBO Common Stock and shall be converted into an option to purchase shares of McKesson Common Stock in an amount and at an exercise price determined as provided below (and otherwise, in the case of options, subject to the terms of the HBO Stock Plans (as defined in Section 3.2(c)) and the agreements evidencing grants thereunder) (the "Assumed Options"):

               (1) The number of shares of McKesson Common Stock to be subject to the new option shall be equal to the product of the number of shares of HBO Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of McKesson Common Stock resulting from
     --------
     such multiplication shall be rounded to the nearest whole share; and

               (2) The exercise price per share of McKesson Common Stock under the new option shall be equal to the exercise price per share of HBO Common Stock under the original option divided by the Exchange Ratio, provided
                                                                    --------
     that such exercise price shall be rounded to the nearest whole cent.

               (ii) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new options shall be the same as the original options except that all references to HBO shall be deemed to be references to McKesson.

               (iii) As soon as practicable following the Effective Time, McKesson shall deliver, upon due surrender of the Assumed Options to holders of Assumed Options appropriate option agreements representing the right to acquire McKesson Common Stock on the same terms and conditions as contained in the Assumed Options (except as otherwise set forth in this Section 2.1(e)). Except as expressly contemplated herein, McKesson shall comply with the terms of the HBO Stock Plans as they apply to the Assumed Options. McKesson shall take all corporate action necessary to reserve for issuance a sufficient number of shares of McKesson Common Stock for delivery upon exercise of the Assumed Options in accordance with this Section 2.1(e). McKesson shall file a registration statement on Form S-8 (or any successor form) or on another appropriate form, and use commercially reasonable efforts to have such registration statement declared effective reasonably promptly following the Effective Time, with respect to McKesson Common Stock subject to the Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Options remain outstanding and exercisable.

               (iv) McKesson acknowledges and agrees that the consummation of the Merger will have certain effects in respect of the Assumed Options as reflected in Section 2.1(e)(iv) of the HBO Disclosure Schedule, and McKesson agrees to act in accordance therewith and give full effect to same.

     SECTION 2.2    Exchange of Certificates.
                    ------------------------

          (a)  Exchange Agent.  As of the Effective Time, McKesson shall enter
               --------------
into an agreement with such bank or trust company as may be designated by McKesson (the "Exchange Agent") which shall provide that McKesson shall provide McKesson Common Stock (such shares of McKesson Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of McKesson Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of HBO Common Stock.

          (b)  Exchange Procedures.  As soon as reasonably practicable after the
               -------------------
Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of HBO Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in customary form) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of McKesson Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of McKesson Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. Notwithstanding anything to the contrary contained herein, no certificate representing McKesson Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate of HBO for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable Securities and Exchange Commission ("SEC") rules and regulations, unless such person has executed and delivered the agreement described in the second sentence of Section 5.9(a) hereof. In the event of a surrender of a Certificate representing shares of HBO Common Stock which are not registered in the transfer records of HBO under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of McKesson Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of McKesson Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of McKesson that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this
Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of McKesson Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II.

          (c)  Distributions with Respect to Unexchanged Shares.  No dividends
               ------------------------------------------------
or other distributions with respect to McKesson Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of McKesson Common Stock represented thereby, and, in the case of Certificates representing HBO Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of McKesson Common Stock shall be paid by McKesson to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of McKesson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of McKesson Common Stock and, in the case of Certificates representing HBO Common Stock, the amount of any cash payable in lieu of a fractional share of McKesson Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of McKesson Common Stock.

          (d)  No Further Ownership Rights in HBO Common Stock.  All shares of
               -----------------------------------------------
McKesson Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of HBO Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by HBO on such shares of HBO Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of HBO Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to McKesson, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e)  No Fractional Shares.    Notwithstanding anything to the contrary
               --------------------
contained herein, no certificates or scrip representing fractional shares of McKesson Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of McKesson shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of McKesson. In lieu of the issuance of such fractional shares, McKesson shall pay each former holder of HBO Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled by (B) the average closing price per share (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) for shares of McKesson Common Stock as reported by the New York Stock Exchange ("NYSE") (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Closing Date (such average, the "Average McKesson Price").

          (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund
               ----------------------------
which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to McKesson, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to McKesson for payment of their claim for Merger Consideration, any dividends or distributions with respect to McKesson Common Stock and any cash in lieu of fractional shares of McKesson Common Stock.

          (g)  No Liability.  None of HBO, McKesson, Merger Sub, the Surviving
               ------------
Corporation or the Exchange Agent shall be liable to any person in respect of any shares of McKesson Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of McKesson Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)  Investment of Exchange Fund.  The Exchange Agent shall invest any
               ---------------------------
cash included in the Exchange Fund, as directed by McKesson, on a daily basis. Any interest and other income resulting from such investments shall be paid to McKesson.

          (i)  Lost Certificates.  If any Certificate shall have been lost,
               -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of McKesson Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

     SECTION 2.3    Certain Adjustments.  If between the date hereof and the
                    -------------------
Effective Time, the outstanding shares of McKesson Common Stock or of HBO Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of HBO Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

     SECTION 3.1    Representations and Warranties of McKesson and Merger Sub.
                    ---------------------------------------------------------
Except as disclosed in the Disclosure Schedule delivered by McKesson and Merger Sub to HBO prior to the execution of this Agreement (the "McKesson Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, McKesson and Merger Sub jointly and severally represent and warrant to HBO as follows:

          (a)  Organization, Standing and Corporate Power.    Each of McKesson
               ------------------------------------------
and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on McKesson.
Each of McKesson and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on McKesson.

               (i) McKesson has delivered to HBO prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "McKesson Certificate") and by-laws not filed as of the date hereof with the McKesson Filed SEC Documents (as defined in Section 3.1(e)).

               (ii) In all material respects, the minute books of McKesson and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of McKesson (or, as the case may be, each of its subsidiaries) since December 31, 1996.

          (b)  Subsidiaries.  Exhibit 21 to McKesson's Annual Report on Form 10-
               ------------   ----------
K for the fiscal year ended March 31, 1998 includes all the subsidiaries of McKesson which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by McKesson, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (c)  Capital Structure.  The authorized capital stock of McKesson
               -----------------
consists of 400,000,000 shares of McKesson Common Stock, par value $.01 per share and 100,000,000 shares of series preferred stock, par value $.01 per share ("McKesson Preferred Stock"). At the close of business on October 15, 1998 (i) 99,295,063 shares of McKesson Common Stock were issued and outstanding; (ii) 242,095 shares of McKesson Common Stock were held by McKesson in its treasury;
(iii) no shares of McKesson Preferred Stock were issued and outstanding; (iv) 25,151,920 shares of McKesson Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of McKesson or its subsidiaries participate as of the date hereof (including, without limitation, the plans set forth on Exhibit E
                                                                   ---------
attached hereto), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the McKesson Filed SEC Documents or delivered to HBO (such plans, collectively, the "McKesson Stock Plans"); (v) 10,000,000 shares of McKesson Preferred Stock have been designated as Series A Junior Participating Preferred Stock, of which 600,000 shares were reserved for issuance upon exercise of preferred stock purchase rights (the "McKesson Rights") issuable pursuant to the Rights Agreement, dated as of October 21, 1994, by and between McKesson and First Chicago Trust Company, as rights agent (the "McKesson Rights Agreement"); and (vi) 5,533,208 shares of McKesson Common Stock were reserved for issuance upon conversion of the 5% Trust Convertible Securities (the "Convertible Preferred Securities") of the McKesson Financing Trust (the "Financing Trust"). Section 3.1(c) of the McKesson Disclosure Schedule sets forth a complete and correct list, as of October 15, 1998, of the number of shares of McKesson Common Stock subject to employee stock options or other rights to purchase or receive McKesson Common Stock granted under the McKesson Stock Plans (collectively, "McKesson Employee Stock Options"). All outstanding shares of capital stock of McKesson are, and all shares which may be issued pursuant to the Stock Plans or the Financing Trust will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this
Section 3.1(c) and except for changes since October 15, 1998 resulting from the issuance of shares of McKesson Common Stock pursuant to the McKesson Employee Stock Options, the Convertible Preferred Securities or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding
(A) any shares of capital stock or other voting securities of McKesson, (B) any securities of McKesson or any McKesson subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of McKesson, (C) any warrants, calls, options or other rights to acquire from McKesson or any McKesson subsidiary (including any subsidiary trust), or obligations of McKesson or any McKesson subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of McKesson, and (y) there are no outstanding obligations of McKesson or any McKesson subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of McKesson or any McKesson subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any McKesson subsidiary, (B) warrants, calls, options or other rights to acquire from McKesson or any McKesson subsidiary, and any obligation of McKesson or any McKesson subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any McKesson subsidiary or (C) obligations of McKesson or any McKesson subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of McKesson subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, except with respect to the Convertible Preferred Securities. Other than with respect to the Convertible Preferred Securities, neither McKesson nor any McKesson subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the McKesson Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the McKesson subsidiaries, McKesson does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to McKesson and its subsidiaries as a whole.

          (d)  Authority; Noncontravention.  Each of McKesson and Merger Sub has
               ---------------------------
all requisite corporate power and authority to enter into this Agreement, and McKesson has all requisite corporate power and authority to enter into the Option Agreements and, subject, to the McKesson Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of McKesson and Merger Sub, and the execution and delivery of the Option Agreements by McKesson and the consummation by McKesson and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of McKesson and Merger Sub, subject, in the case of the Merger, and the issuance of McKesson Common Stock in connection with the Merger and the conversion of the Assumed Options, to the McKesson Stockholder Approval. This Agreement has been, and the Option Agreements will be, duly executed and delivered by McKesson (and, in the case of this Agreement, by Merger Sub) and, assuming the due authorization, execution and delivery thereof by HBO, constitutes (or will constitute, as the case may be) the legal, valid and binding obligation of McKesson (and, in the case of this Agreement, by Merger
Sub), enforceable against

McKesson (and, in the case of this Agreement, by Merger Sub) in accordance with their terms. The execution and delivery of this Agreement does not, and the execution and delivery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of McKesson or any of its subsidiaries or in any restriction on the conduct of McKesson's business or operations under, (i) the McKesson Certificate or the by-laws of McKesson or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to McKesson or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to McKesson or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not (x) have a material adverse effect on McKesson or HBO or (y) reasonably be expected to impair the ability of McKesson or Merger Sub to perform its obligations under this Agreement (and, in the case of McKesson individually, under the Option Agreements). No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to McKesson or any of its subsidiaries in connection with the execution and delivery of this Agreement by McKesson, or the execution and delivery by McKesson of the Option Agreements or the consummation by McKesson or Merger Sub of the transactions contemplated hereby and thereby, except for (1) the filing of a pre-merger notification and report form by McKesson under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction; (2) the filing with the SEC of (A) a proxy statement relating to the McKesson Stockholders' Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the HBO Stockholders' Meeting (as defined in Section 5.1(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), (B) the Form S-4 and (C) such reports under
Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which McKesson is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings and approvals of NYSE and the Pacific Exchange, Inc. ("PSE") to permit the shares of McKesson Common Stock that are to be issued in the Merger and under the HBO Stock Plans to be approved for listing, subject to notice of issuance, by NYSE and the PSE; and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on McKesson or (y) reasonably be expected to impair the ability of McKesson or Merger Sub to perform its obligations under this Agreement.

          (e) SEC Documents; Undisclosed Liabilities.  McKesson has filed all
              --------------------------------------
required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1996 (the "McKesson SEC Documents"). As of their respective dates, the McKesson SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such McKesson SEC Documents, and none of the McKesson SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of McKesson included in the McKesson SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of McKesson and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither McKesson nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on McKesson.

          (f) Information Supplied.  None of the information supplied or to be
              --------------------
supplied by McKesson specifically for inclusion or incorporation by reference in
(i) the registration statement on Form S-4 to be filed with the SEC by McKesson in connection with the issuance of McKesson Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to McKesson's stockholders or at the time of the McKesson Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by McKesson with respect to statements made or incorporated by reference therein based on information supplied by HBO specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

          (g) Absence of Certain Changes or Events.  Except for liabilities
              ------------------------------------
incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby and thereby, and except as permitted by Section 4.1(a), since March 31, 1998, McKesson and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any McKesson SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in McKesson, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of McKesson's capital stock, (iii) any split, combination or reclassification of any of McKesson's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of McKesson's capital stock, except for issuances of McKesson Common Stock upon exercise or conversion of McKesson Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(a), (iv)(A) any granting by McKesson or any of its subsidiaries to any current or former director, officer or other key employee of McKesson or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay or target bonuses in the ordinary course of business or as was required under any employment agreements in effect as of March 31, 1998, (B) any granting by McKesson or any of its subsidiaries to any such current or former director, officer or key employee of any increase in severance or termination pay, or (C) any entry by McKesson or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director or officer, or any material amendment of any of the foregoing with any key employee, (v) except insofar as may have been disclosed in McKesson SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "McKesson Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by McKesson materially affecting its assets, liabilities or business,
(vi) except insofar as may have been disclosed in the McKesson Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on McKesson or any of its tax attributes or any settlement or compromise of any material income tax liability, or (vii) any action taken by McKesson or any of the McKesson subsidiaries during the period from April 1, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a).

          (h) Compliance with Applicable Laws; Litigation.
              -------------------------------------------

              (i) McKesson, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of McKesson and its subsidiaries (the "McKesson Permits"), except where the failure to have any such McKesson Permits individually or in the aggregate would not have a material adverse effect on McKesson. Except as specifically disclosed in the McKesson SEC Documents filed with the Commission prior to the date hereof, McKesson and its subsidiaries are in compliance with the terms of the McKesson Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity, including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the rules and regulations promulgated thereunder or otherwise by the Drug Enforcement Administration and comparable or related state law provisions, the Food, Drug and Cosmetic Act, the Good Manufacturing Practices and other standards of the Food and Drug Administration, federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, statutes and regulations relating to billing or sale practices, the Foreign Corrupt Practices Act of 1977 and the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws"), relating to McKesson or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not have a material adverse effect on McKesson. As of the date of this Agreement, except as disclosed in the McKesson Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to McKesson or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge (as defined in Section 8.3) of McKesson, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on McKesson or (B) reasonably be expected to impair the ability of McKesson or Merger Sub to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

              (ii) Neither McKesson nor any McKesson subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on McKesson.

          (i) Absence of Changes in Benefit Plans.  McKesson has delivered to
              -----------------------------------
HBO or provided to HBO for review true and complete copies of (i) all severance and employment agreements of McKesson with directors, executive officers or key employees, (ii) all written and material unwritten severance programs and policies of each of McKesson and each McKesson subsidiary, and (iii) all plans or arrangements of McKesson and each McKesson subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to a McKesson Filed SEC Document. Since March 31, 1998, there has not been any adoption or amendment in any material respect by McKesson or any of its subsidiaries of any (A) collective bargaining agreement with respect to any employees of, (B) any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former officers, directors or employees of, (C) any employment agreement, consulting agreement or severance agreement with, any current or former officer or director of, or (D) any material employment agreement, consulting agreement or severance agreement with any employee of, McKesson or any of its wholly owned subsidiaries (collectively, the "McKesson Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any McKesson pension plans, or any material change in the manner in which contributions to any McKesson pension plans are made or the basis on which such contributions are determined. Since March 31, 1998, neither McKesson nor any McKesson subsidiary has amended any McKesson Employee Stock Options or any McKesson Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

          (j) Benefit Plans.
              -------------

              (i) With respect to the McKesson Benefit Plans, to the knowledge of McKesson, no event has occurred and there exists no condition or set of circumstances, in connection with which McKesson or any of its subsidiaries would be subject to any liability that individually or in the aggregate would have a material adverse effect on McKesson under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

              (ii) Each McKesson Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any McKesson Benefit Plan that individually or in the aggregate would not have a material adverse effect on McKesson. To the knowledge of McKesson, the McKesson Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on McKesson. Each McKesson Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified and each trust established in connection with any McKesson Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of McKesson, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such McKesson Benefit Plan or the exempt status of any such trust.

              (iii) With respect to the McKesson Benefit Plans which are defined benefit plans and subject to Title IV of ERISA (other than any "multiemployer plans" as defined in Section 3(37) of ERISA), the aggregate fair market value of the assets of such plans as of January 1, 1998 was approximately $294 million. Since January 1, 1998, there has been no material adverse change in the funded status of any such plans.

              (iv) Each McKesson Benefit Plan that is a "multiemployer plan" is set forth on Section 3.1(j)(iii) of the McKesson Disclosure Schedule. With respect to any McKesson Benefit Plan that is a multiemployer plan, (A) neither McKesson nor any of its subsidiaries has any material contingent liability under
Section 4204 of ERISA, and, to the knowledge of McKesson, no circumstances exist that would result in any such plan entering into a reorganization, and (B) the aggregate withdrawal liability of McKesson and its subsidiaries, computed as if a complete withdrawal by McKesson and any of its subsidiaries had occurred under each such McKesson Benefit Plan on the date hereof, would not exceed $15 million.

              (v) No McKesson Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

              (vi) McKesson has previously provided to HBO a copy of each collective bargaining or other labor union contract applicable to persons employed by McKesson or any of its subsidiaries to which McKesson or any of its subsidiaries is a party. No collective bargaining agreement is being negotiated or renegotiated by McKesson or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against McKesson or any of its subsidiaries pending or, to the knowledge of McKesson, threatened which may interfere with the respective business activities of McKesson or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on McKesson. As of the date of this Agreement, to the knowledge of McKesson, none of McKesson, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of McKesson or any of its subsidiaries, and there is no material charge or complaint against McKesson or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

              (vii) No employee of McKesson will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any McKesson Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment), except that substantially all McKesson Employee Stock Options will vest as of the date on which McKesson Stockholder Approval is obtained.

              (viii) No material oral or written representation or commitment with respect to any aspect of any McKesson Benefit Plan has been or will be made to employees of McKesson or any McKesson subsidiaries by an authorized McKesson employee prior to the Closing Date that is not materially in accordance with the written or otherwise preexisting terms and provisions of such McKesson Benefit Plans in effect immediately prior to the Closing Date.

              (ix) Except such as would not have a material adverse effect, there are no material unresolved claims or disputes under the terms of, or in connection with, any McKesson Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

              (x) To the knowledge of McKesson, no non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any McKesson Benefit Plan has occurred that could subject McKesson to any material tax penalty or other cost or liability (by indemnification or otherwise).

          (k) Taxes.
              -----

              (i) Each of McKesson and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account all applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on McKesson. McKesson and each of its subsidiaries has paid (or McKesson has paid or caused to be paid on its behalf) all taxes (as defined herein) shown as due on such returns, and the most recent financial statements contained in the McKesson Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by McKesson and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

              (ii) No deficiencies for any taxes have, to the knowledge of McKesson, been proposed, asserted or assessed against McKesson or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on McKesson. Except as provided in Section 3.1(k) of the Disclosure Schedule, all of the federal income tax returns of the affiliated group of which McKesson is the common parent have closed by virtue of the applicable statute of limitations.

              (iii) Neither McKesson nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

              (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts described in (x) or (y) as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

              (v) Neither McKesson nor any McKesson subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Tax Code. Neither McKesson nor any McKesson subsidiary is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

          (l) Voting Requirements.  The affirmative vote at the McKesson
              -------------------
Stockholders' Meeting (the "McKesson Stockholder Approval") of the holders of a majority of all outstanding shares of McKesson Common Stock present in person or by proxy and entitled to vote at a duly convened and held meeting of McKesson Stockholders is the only vote of the holders of any class or series of McKesson's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (m) State Takeover Statutes; Certificate of Incorporation.  The Board
              -----------------------------------------------------
of Directors of McKesson has adopted a resolution or resolutions approving this Agreement and the Option Agreements and the transactions contemplated hereby and thereby and, assuming the accuracy of HBO's representation and warranty contained in Section 3.2(q), (a) such approval constitutes approval of the Merger and the other transactions contemplated hereby and by the Option Agreements by the McKesson Board of Directors under the provisions of Section 203 of the DGCL and Article VII of McKesson's Certificate of Incorporation such that Section 203 of the DGCL and Article VII of McKesson's Certificate of Incorporation do not apply to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby. To the knowledge of McKesson, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

          (n) Accounting Matters.  To its knowledge, neither McKesson nor any of
              ------------------
its affiliates (as such term is used in Section 5.9) has taken or agreed to take any action (including, without limitation, in connection with any McKesson Stock Plan or any agreement thereunder) that would prevent the business combination to be effected by the Merger from being accounted for as a "pooling of interests" and McKesson has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

          (o) Brokers.  No broker, investment banker, financial advisor or other
              -------
person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of McKesson.

          (p) Opinion of Financial Advisors.  McKesson has received the opinion
              -----------------------------
of Bear, Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HBO Common Stock into McKesson Common Stock is fair from a financial point of view to the stockholders of McKesson, a signed copy of which opinion has been delivered to HBO.

          (q) Ownership of HBO Common Stock.  To the knowledge of McKesson, as
              -----------------------------
of the date hereof or at any time within twelve months prior to the date of this Agreement (and before giving effect to the HBO Option Agreement, which will be entered into immediately after the execution of this Agreement), neither McKesson nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of HBO.

          (r)  Intellectual Property.
               ---------------------

              (i) McKesson or its subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all applications, registrations and goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registration, continuations, continuations-in-part, renewals and applications for any of the foregoing); copyrights (including any registrations, renewals and applications for any of the foregoing); Software (as defined below); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in or necessary for the conduct of McKesson's and each of its subsidiary's business as currently conducted, except where the failure to possess such right would not have a material adverse effect (all such intellectual property being referred to herein as the "Intellectual Property"). For purposes of this Section 3.1(r), "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of McKesson or any of its subsidiaries and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

              (ii) The Intellectual Property owned by McKesson or any of its subsidiaries is free and clear of all Liens.

              (iii) The Intellectual Property owned by McKesson or any of its subsidiaries and, to McKesson's knowledge, any Intellectual Property used by McKesson, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned. There is no pending or, to McKesson's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of the Intellectual Property owned by McKesson or any of its subsidiaries, or, to McKesson's knowledge, against any Intellectual Property licensed to McKesson or any of its subsidiaries.

              (iv) To the actual knowledge of McKesson or any of its subsidiaries, the conduct of the business of McKesson and its subsidiaries as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending or, to the knowledge of McKesson, threatened, and neither McKesson nor any of its subsidiaries has received any notice of a third-party claim or suit, (a) alleging that its activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property, which in any case would have a material adverse effect.

              (v) There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which in any material respect (a) restrict the right of McKesson or its subsidiaries to use any Intellectual Property, or (b) restrict the business of McKesson or its subsidiaries in order to accommodate a third party's intellectual property rights or (c) except for licenses with customers for McKesson's Software, there are no agreements that permit third parties to use any Intellectual Property owned or controlled by McKesson or any of its subsidiaries.

              (vi) McKesson and each of its subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including (i) requiring its employees and independent contractors having access thereto to execute written nondisclosure agreements and (ii) requiring all licensees to maintain the confidentiality of its Trade Secrets. To the actual knowledge of McKesson or its subsidiaries, no Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects McKesson and the applicable subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of McKesson, no party to any nondisclosure agreement or nondisclosure obligation relating to its Trade Secrets is in breach or default thereof.

              (vii) To the knowledge of McKesson, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by McKesson or any of its subsidiaries other than immaterial disputes concerning use by a third party of Trademarks of McKesson or a subsidiary.

              (viii) The consummation of the transaction contemplated hereby shall not result in the loss or impairment of McKesson's or of any subsidiary's right to own or use any of the Intellectual Property, and will not require the consent of any governmental authority, except where such loss or impairment or the failure to obtain consent would not result in a material adverse effect.

              (ix) Neither McKesson nor any of its subsidiaries has entered into any software license agreement in which it (a) failed to limit its liability to the amount of licensing fees paid pursuant to the agreement; or (b) warranted as to the performance or functionality of the Software other than stating that the Software would perform in accordance with its documentation and/or specifications; except in any case in which the contrary would not have a material adverse effect.

              (x) McKesson has implemented and is currently implementing revisions and related testing of its material Software that it licenses and maintains pursuant to contracts with third parties ("Licensed Software") in order to enable such Software to process accurately (including calculating, comparing and sequencing) in all material respects date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Millennial Date Data"). By December 31, 1999, all such Licensed Software will so process Millennial Date Data without material errors or omissions and without materially affecting functionality when used in accordance with the product documentation provided by McKesson therefor and provided that all other software and all hardware and firmware used in combination with such Licensed Software properly exchanges date data with it. Neither McKesson nor any of its subsidiaries has made any representation or warranty to any third party that varies in any material respect from the preceding warranty.

               (xi) McKesson and its subsidiaries are in the process of, and have substantially completed obtaining, written representations or assurances from each third party that (A) provides Millennial Date Data to McKesson or its subsidiaries, (B) processes Millennial Date Data for McKesson or its subsidiaries or (C) otherwise provides any material product or service to McKesson or its subsidiaries that is dependent upon any Software, microcode, chip or hardware system or component, including any electronic or electronically controlled system or component (a "System") that processes any Millennial Date Data, stating that all of such Systems that are used for, or on behalf of, McKesson or its subsidiaries will process Millennial Date Data without materially affecting the supply of such product or service to McKesson or its subsidiaries after December 31, 1999.

          (s)  Certain Contracts.  Except as set forth in the McKesson Filed SEC
               -----------------
Documents, neither McKesson nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of McKesson and its subsidiaries (including, for purposes of this Section 3.1(s), HBO and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "McKesson Material Contracts"). McKesson has delivered to HBO or provided to HBO for review, prior to the execution of this Agreement, complete and correct copies of all McKesson Material Contracts not filed as exhibits to the McKesson Filed SEC Documents. Each McKesson Material Contract is valid and binding on McKesson (or, to the extent a McKesson subsidiary is a party, such subsidiary) and is in full force and effect, and McKesson and each McKesson subsidiary have in all material respects performed all obligations required to be performed by them to date under each McKesson Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on McKesson. Neither McKesson nor any McKesson subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of McKesson, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any McKesson Material Contract.

          (t)  McKesson Rights Agreement.  McKesson has taken all action
               -------------------------
(including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the McKesson Rights Agreement or amending the McKesson Rights Agreement) so that the entering into of this Agreement, the McKesson Option Agreement, the Merger, the acquisition of shares pursuant to the McKesson Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the

McKesson Rights Agreement or enable or require the McKesson Rights to be exercised, distributed or triggered.

          (u)  Environmental Liability.  Except as set forth in the McKesson
               -----------------------
Filed SEC Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against McKesson or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition of, on McKesson or any of its subsidiaries, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which liability or obligation could reasonably be expected to have a material adverse effect on McKesson. To the knowledge of McKesson, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on McKesson.

          (v)  Insurance. McKesson and each of its subsidiaries have policies of
               ---------
insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of McKesson and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not, individually or in the aggregate, have a material adverse effect on McKesson. All premiums due and payable under all such policies and bonds have been paid and McKesson and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. McKesson has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          (w)  Transactions with Affiliates. Except as disclosed in the McKesson
               ----------------------------
SEC Documents filed prior to the date of this Agreement or as disclosed in the McKesson Disclosure Schedule, since March 31, 1998, there have been no transactions, agreements, arrangements or understandings between McKesson and its affiliates that would be required to be disclosed under the Item 404 of Regulation S-K under the Securities Act.

          (x)  Full Disclosure.  None of the representations or warranties made
               ---------------
by McKesson herein or in any schedule hereto, including the McKesson Disclosure Schedule, or any certificate furnished by McKesson pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     SECTION 3.2    Representations and Warranties of HBO.  Except as disclosed
                    -------------------------------------
in the Disclosure Schedule delivered by HBO to McKesson prior to the execution of this Agreement

(the "HBO Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, HBO represents and warrants to McKesson as follows:

          (a)  Organization, Standing and Corporate Power.
               ------------------------------------------

               (i) Each of HBO and its subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on HBO. Each of HBO and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on HBO.

               (ii) HBO has delivered to McKesson prior to the execution of this Agreement complete and correct copies of any amendments to its certificate of incorporation (the "HBO Certificate") and by-laws not filed as of the date hereof with the HBO SEC Documents (as defined in Section 3.2(e)).

               (iii) In all material respects, the minute books of HBO and its subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of HBO (or, as the case may be, each of its subsidiaries) since December 31, 1996.

          (b)  Subsidiaries.  Exhibit 21 to HBO's Annual Report on Form 10-K for
               ------------   ----------
the fiscal year ended December 31, 1997 includes all the subsidiaries of HBO which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by HBO, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

          (c)  Capital Structure.  The authorized capital stock of HBO consists
               -----------------
of 1,000,000,000 shares of HBO Common Stock, and 1,000,000 shares of preferred stock, without par value ("HBO Preferred Stock"). At the close of business on September 30, 1998: (i) 431,485,014 shares of HBO Common Stock were issued and outstanding; (ii) no shares of HBO Common Stock were held by HBO in its treasury; (iii) no shares of HBO Preferred Stock were issued and outstanding;
(iv) 3,303,188 shares of HBO Common Stock were reserved for issuance pursuant to all stock option, restricted stock or other stock-based compensation, benefits or savings plans, agreements or arrangements in which current or former employees or directors of HBO or its subsidiaries participate as of the date hereof (including, without limitation, the plans set forth on Exhibit F attached
                                                       ---------
hereto), complete and correct copies of which, in each case as amended as of the date hereof, have been filed as exhibits to the HBO Filed SEC Documents or delivered to McKesson (such plans, collectively, the "HBO Stock Plans"); and (v) 20,000 shares of HBO Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of preferred stock purchase rights (the "HBO Rights") issued pursuant to the HBO Rights Agreement.
Section 3.2(c) of the HBO Disclosure Schedule sets forth a complete and correct list, as of September 30, 1998, of the number of shares of HBO Common Stock subject to employee stock options or other rights to purchase or receive HBO Common Stock granted under the HBO Stock Plans (collectively, "HBO Employee Stock Options"). All outstanding shares of capital stock of HBO are, and all shares which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c), and except for changes since September 30, 1998 resulting from the issuance of shares of HBO Common Stock pursuant to the HBO Employee Stock Options or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of HBO, (B) any securities of HBO or any HBO subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of HBO, (C) any warrants, calls, options or other rights to acquire from HBO or any HBO subsidiary, and any obligation of HBO or any HBO subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of HBO, and
(y) there are no outstanding obligations of HBO or any HBO subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding (A) securities of HBO or any HBO subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any HBO subsidiary, (B) warrants, calls, options or other rights to acquire from HBO or any HBO subsidiary, or obligations of HBO or any HBO subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any HBO subsidiary or (C) obligations of HBO or any HBO subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of HBO subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither HBO nor any HBO subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the HBO Employee Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences. Other than the HBO subsidiaries, HBO does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to HBO and its subsidiaries as a whole.

          (d)  Authority; Noncontravention.  HBO has all requisite corporate
               ---------------------------
power and authority to enter into this Agreement, and HBO has all requisite corporate power and authority to enter into the Option Agreements and, subject to the HBO Stockholder Approval (as defined in Section 3.2(l)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by HBO and the execution and delivery of the Option Agreements by HBO and the consummation by HBO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of HBO, subject, in the case of the Merger, to the HBO Stockholder Approval. This Agreement has been, and the Option Agreements will be, duly executed and delivered by HBO and, assuming the due authorization, execution and delivery thereof by McKesson, constitute (or will constitute, as the case may be) the legal, valid and binding obligation of HBO, enforceable against HBO in accordance with their terms. The execution and delivery of this Agreement does not, and the execution and delivery of the Option Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of HBO or any of its subsidiaries or any restriction on the conduct of HBO's business or operations under, (i) the HBO Certificate or the by-laws of HBO or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to HBO or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to HBO or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that individually or in the aggregate would not
(x) have a material adverse effect on HBO or (y) reasonably be expected to impair the ability of HBO to perform its obligations under this Agreement and the Option Agreements). No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to HBO or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by HBO or the consummation by HBO of the transactions contemplated hereby or thereby, except for (1) the filing of a pre-merger notification and report form by HBO under the HSR Act or filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the HBO Stockholders' Meeting, and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the Option Agreements and the transactions contemplated hereby and thereby; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which HBO is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on HBO or (y) reasonably be expected to impair the ability of HBO to perform its obligations under this Agreement.

          (e) SEC Documents; Undisclosed Liabilities.  HBO has filed all
              --------------------------------------
required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since

December 31, 1996 (the "HBO SEC Documents"). As of their respective dates, the HBO SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such HBO SEC Documents, and none of the HBO SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of HBO included in the HBO SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HBO and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, neither HBO nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on HBO.

          (f)  Information Supplied.  None of the information supplied or to be
               --------------------
supplied by HBO specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to HBO's stockholders or at the time of the HBO Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by HBO with respect to statements made or incorporated by reference therein based on information supplied by McKesson specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

          (g)  Absence of Certain Changes or Events.  Except for liabilities
               ------------------------------------
incurred in connection with this Agreement, the Option Agreements or the transactions contemplated hereby or thereby, and except as permitted by Section 4.1(b), since March 31, 1998, HBO and its subsidiaries have conducted their business only in the ordinary course consistent with past practice or as disclosed in any HBO SEC Document filed since such date and prior to the date hereof, and there has not been (i) any material adverse change (as defined in Section 8.3) in HBO, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of HBO's capital stock, (iii) any split, combination or reclassification of any of HBO's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of HBO's capital stock, except for issuances of HBO Common Stock upon exercise or conversion of HBO

Employee Stock Options, in each case awarded prior to the date hereof in accordance with their present terms or issued pursuant to Section 4.1(b),
(iv)(A) any granting by HBO or any of its subsidiaries to any current or former director, officer or other key employee of HBO or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases as a result of promotions, normal increases of base pay or target bonuses in the ordinary course of business or as was required under any employment agreements in effect as of March 31, 1998, (B) any granting by HBO or any of its subsidiaries to any such current or former director, officer or key employee of any increase in severance or termination pay, or (C) any entry by HBO or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer, or any material amendment of any of the foregoing with any key employee, (v) except insofar as may have been disclosed in HBO SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date hereof, the "HBO Filed SEC Documents") or required by a change in GAAP, any change in accounting methods, principles or practices by HBO materially affecting its assets, liabilities or business, (vi) except insofar as may have been disclosed in the HBO Filed SEC Documents, any tax election that individually or in the aggregate would have a material adverse effect on HBO or any of its tax attributes or any settlement or compromise of any material income tax liability or (vii) any action taken by HBO or any of the HBO subsidiaries during the period from April 1, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

          (h)  Compliance with Applicable Laws; Litigation.
               -------------------------------------------

               (i) HBO, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of HBO and its subsidiaries (the "HBO Permits") except where the failure to have any such HBO Permits individually or in the aggregate would not have a material adverse effect on HBO. Except as specifically disclosed in the HBO SEC Documents filed with the Commission prior to the date hereof, HBO and its subsidiaries are in compliance with the terms of the HBO Permits and all Applicable Laws relating to HBO or its business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not have a material adverse effect on HBO. As of the date of this Agreement, except as disclosed in the HBO Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to HBO or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of HBO, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (A) have a material adverse effect on HBO or (B) reasonably be expected to impair the ability of HBO to perform its obligations under this Agreement or the Option Agreements or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby.

               (ii) Neither HBO nor any HBO subsidiary is subject to any outstanding order, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate will have, a material adverse effect on HBO.

          (i)  Absence of Changes in Benefit Plans.  HBO has delivered to
               -----------------------------------
McKesson or provided to McKesson for review true and complete copies of (i) all severance and employment agreements of HBO with directors, executive officers or key employees, (ii) all written and material unwritten severance programs and policies of each of HBO and each HBO subsidiary, and (iii) all plans or arrangements of HBO and each HBO subsidiary relating to its employees which contain change in control provisions, in each case which has not been filed as an exhibit to an HBO Filed SEC Document. Since March 31, 1998, there has not been any adoption or amendment in any material respect by HBO or any of its subsidiaries of any (A) collective bargaining agreement with respect to any employees of, (B) any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to, any current or former officers, directors or employees of, (C) any employment agreement, consulting agreement or severance agreement with, any current or former officer or director of, or (D) any material employment agreement, consulting agreement or severance agreement with any employee of, HBO or any of its wholly owned subsidiaries (collectively, the "HBO Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any HBO pension plans, or any material change in the manner in which contributions to any HBO pension plans are made or the basis on which such contributions are determined. Since March 31, 1998, neither HBO nor any HBO subsidiary has amended any HBO Employee Stock Options or any HBO Stock Plans to accelerate the vesting of, or release restrictions on, awards thereunder, or to provide for such acceleration in the event of a change in control.

          (j)  Benefit Plans.
               -------------

               (i) With respect to the HBO Benefit Plans, to the knowledge of HBO, no event has occurred and there exists no condition or set of circumstances, in connection with which HBO or any of its subsidiaries would be subject to any liability that individually or in the aggregate could have a material adverse effect on HBO under ERISA, the Code or any other applicable law.

               (ii) Each HBO Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any HBO Benefit Plan that individually or in the aggregate would not have a material adverse effect on HBO. To the knowledge of HBO, the HBO Benefit Plans have been operated, and are, in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not have a material adverse effect on HBO. Each HBO Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any HBO Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of HBO, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such HBO Benefit Plan or the exempt status of any such trust.

               (iii) No HBO Benefit Plan is subject to Title IV of ERISA or is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

               (iv) No HBO Benefit Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee) other than individual arrangements the amounts of which are not material.

               (v) HBO has previously provided to McKesson a copy of each collective bargaining or other labor union contract applicable to persons employed by HBO or any of its subsidiaries to which HBO or any of its subsidiaries is a party. No collective bargaining agreement is being negotiated or renegotiated by HBO or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against HBO or any of its subsidiaries pending or, to the knowledge of HBO, threatened which may interfere with the respective business activities of HBO or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on HBO. As of the date of this Agreement, to the knowledge of HBO, none of HBO, any of its subsidiaries or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of HBO or any of its subsidiaries, and there is no material charge or complaint against HBO or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

               (vi) No employee of HBO will be entitled to any material payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any HBO Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment).

               (vii) No material oral or written representation or commitment with respect to any aspect of any HBO Benefit Plan has been or will be made to employees of HBO or any HBO subsidiaries by an authorized HBO employee prior to the Closing Date that is not materially in accordance with the written or otherwise preexisting terms and provisions of such HBO Benefit Plans in effect immediately prior to the Closing Date.

               (viii) Except as would not have a material adverse effect, there are no material unresolved claims or disputes under the terms of, or in connection with, any HBO Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

               (ix) To the knowledge of HBO, no non-exempt "prohibited transaction" (within the meaning of Section 4975(c) of the Tax Code) involving any HBO Benefit Plan has occurred that could subject HBO to any material tax penalty or other cost or liability (by indemnification or otherwise).

          (k)  Taxes.
               -----

               (i) Each of HBO and its subsidiaries has filed all material tax returns and reports required to be filed by it (taking into account applicable extensions) and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a material adverse effect on HBO. HBO and each of its subsidiaries has paid (or HBO has paid or caused to be paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the HBO Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by HBO and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

               (ii) No deficiencies for any taxes have, to the knowledge of HBO, been proposed, asserted or assessed against HBO or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a material adverse effect on HBO. Except as provided in Section 3.1(k) of the Disclosure Schedule, all of the federal income tax returns of the affiliated group of which HBO is the common parent have closed by virtue of the applicable statute of limitations.

               (iii) Neither HBO nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (iv) Neither HBO nor any HBO subsidiary has made any parachute payments as such term is defined in Section 280G of the Tax Code, neither is obligated to make any parachute payments, and neither is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any parachute payments that will not be deductible under
Section 280G of the Tax Code. Neither HBO nor any HBO subsidiary is obligated to make reimbursement or gross-up payments to any person in respect to excess parachute payments.

          (l)  Voting Requirements.  The affirmative vote at the HBO
               -------------------
Stockholders' Meeting (the "HBO Stockholder Approval") of the holders of a majority of all outstanding shares of HBO Common Stock entitled to vote at a duly convened and held meeting of HBO stockholders is the only vote of the holders of any class or series of HBO's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (m)  State Takeover Statutes; Certificate of Incorporation.  The Board
               -----------------------------------------------------
of Directors of HBO has adopted a resolution or resolutions approving this Agreement, the Option Agreements, and the transactions contemplated hereby and thereby, and, assuming the accuracy of McKesson's representation and warranty contained in Section 3.1(q), such approval constitutes approval of the Merger and the other transactions contemplated hereby and thereby by the HBO Board of Directors under the provisions of Section 203 of the DGCL and paragraphs 11 and 12 of HBO's Certificate of Incorporation such that
Section 203 of the DGCL and paragraphs 11 and 12 of HBO's Certificate of Incorporation do not apply to this Agreement, the Option Agreements, or the transactions contemplated hereby and thereby. To the knowledge of HBO, no state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other transactions contemplated hereby.

          (n) Accounting Matters.  To its knowledge, neither HBO nor any of its
              ------------------
affiliates (as such term is used in Section 5.9) has taken or agreed to take any action (including, without limitation, in connection with any HBO Stock Plan or any agreement thereunder) that would prevent the business combination to be effected by the Merger from being accounted for as a "pooling of interests," and HBO has no reason to believe that the Merger will not qualify for "pooling of interests" accounting.

          (o) Brokers.  No broker, investment banker, financial advisor or other
              -------
person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HBO.

          (p) Opinion of Financial Advisors.  HBO has received the opinion of
              -----------------------------
Morgan Stanley Dean Witter, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio for the conversion of HBO Common Stock into McKesson Common Stock is fair from a financial point of view to holders of shares of HBO Common Stock (other than McKesson and its affiliates), a signed copy of which opinion has been delivered to McKesson.

          (q) Ownership of McKesson Common Stock.  To the knowledge of HBO, as
              ----------------------------------
of the date hereof or at any time within twelve months prior to the date of this Agreement (and before giving effect to the McKesson Option Agreement, which will be entered into immediately after the execution of this Agreement) neither HBO nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns (as defined in either Rule 13d-3 under the Exchange Act) or owned, directly or indirectly, or (ii) is or was party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of McKesson.

          (r)  Intellectual Property.
               ---------------------

               (i) HBO or its subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all applications, registrations and goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registration, continuations, continuations-in-part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software (as defined below);

technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets") used in or necessary for the conduct of HBO's and each of its subsidiary's business as currently conducted, except where the failure to possess such right would not have a material adverse effect (all such intellectual property being referred to herein as the "Intellectual Property"). For purposes of this Section 3.2(r), "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of HBO or any of its subsidiaries and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

               (ii) The Intellectual Property owned by HBO or any subsidiary is free and clear of all Liens.

               (iii) The Intellectual Property owned by HBO or any of its subsidiaries and, to HBO's knowledge, any Intellectual Property used by HBO, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned. There is no pending or, to HBO's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any registrations in respect of the Intellectual Property owned by HBO or any of its subsidiaries, or, to HBO's knowledge, against any Intellectual Property licensed to HBO or any of its subsidiaries.

               (iv) To the actual knowledge of HBO or any of its subsidiaries, the conduct of the business of HBO and its subsidiaries as currently conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. There are no claims or suits pending or, to the knowledge of HBO, threatened, and neither HBO nor any of its subsidiaries has received any notice of a third-party claim or suit, (a) alleging that its activities or the conduct of its business infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property, which in any case would have a material adverse effect.

               (v) There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which in any material respect (a) restrict the right of HBO or its subsidiaries to use any Intellectual Property, or (b) restrict the business of HBO or its subsidiaries in order to accommodate a third party's intellectual property rights or (c) except for licenses with customers for HBO's Software, there are no agreements that permit third parties to use any Intellectual Property owned or controlled by HBO or any of its subsidiaries.

               (vi) HBO and each of its subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including (i) requiring its employees and independent contractors having access thereto to execute written nondisclosure agreements and (ii) requiring all licensees to maintain the confidentiality of its Trade Secrets. To the actual knowledge of HBO or its subsidiaries, no Trade Secret has been knowingly disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects HBO and the applicable subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of HBO, no party to any nondisclosure agreement or nondisclosure obligation relating to its Trade Secrets is in breach or default thereof.

               (vii) To the knowledge of HBO, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by HBO or any of its subsidiaries other than immaterial disputes concerning use by a third party of Trademarks of HBO or a subsidiary.

               (viii) The consummation of the transaction contemplated hereby shall not result in the loss or impairment of HBO's or of any subsidiary's right to own or use any of the Intellectual Property, and will not require the consent of any governmental authority, except where such loss or impairment or the failure to obtain consent would not result in a material adverse effect.

               (ix) Neither HBO nor any of its subsidiaries has entered into any software license agreement in which it (a) failed to limit its liability to the amount of licensing fees paid pursuant to the agreement; or (b) warranted as to the performance or functionality of the Software other than stating that the Software would perform in accordance with its documentation and/or specifications; except in any case in which the contrary would not have a material adverse effect.

               (x) HBO has implemented and is currently implementing revisions and related testing of its material Software that it licenses and maintains pursuant to contracts with third parties ("Licensed Software") in order to enable such Software to process accurately (including calculating, comparing and sequencing) in all material respects date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Millennial Date Data"). By December 31, 1999, all such Licensed Software will so process Millennial Date Data without material errors or omissions and without materially affecting functionality when used in accordance with the product documentation provided by HBO therefor and provided that all other software and all hardware and firmware used in combination with such Licensed Software properly exchanges date data with it. Neither HBO nor any of its subsidiaries has made any representation or warranty to any third party that varies in any material respect from the preceding warranty.

               (xi) HBO and its subsidiaries are in the process of, and have substantially completed obtaining, written representations or assurances from each third party that (A) provides Millennial Date Data to HBO or its subsidiaries, (B) processes Millennial Date Data for HBO or its subsidiaries or
(C) otherwise provides any material product or service to HBO or its subsidiaries that is dependent upon any Software, microcode, chip or hardware system or component, including any electronic or electronically controlled system or component (a "System") that processes any Millennial Date Data, stating that all of such Systems that are used for, or on behalf of, HBO or its subsidiaries will process Millennial Date Data without materially affecting the supply of such product or service to HBO and its subsidiaries after December 31, 1999.

          (s) Certain Contracts.  Except as set forth in the HBO Filed SEC
              -----------------
Documents or listed in Section 3.2(s) of the HBO Disclosure Schedule, neither HBO nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of HBO and its subsidiaries (including, for purposes of this Section 3.2(s), McKesson and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted, (iii) any exclusive supply or purchase contracts or any exclusive requirements contracts or (iv) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "HBO Material Contracts"). HBO has delivered to McKesson or made available to McKesson for review, prior to the execution of this Agreement, complete and correct copies of all HBO Material Contracts not filed as exhibits to the HBO Filed SEC Documents. Each HBO Material Contract is valid and binding on HBO (or, to the extent a HBO subsidiary is a party, such subsidiary) and is in full force and effect, and HBO and each HBO subsidiary have in all material respects performed all obligations required to be performed by them to date under each HBO Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on HBO. Neither HBO nor any HBO subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of HBO, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any HBO Material Contract.

          (t) HBO Rights Agreement.  HBO has taken all action (including, if
              --------------------
required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the HBO Rights Agreement or amending the HBO Rights Agreement) so that the entering into of this Agreement, the HBO Option Agreement and the Merger, the acquisition of shares pursuant to the HBO Option Agreement and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the HBO Rights Agreement or enable or require the HBO Rights to be exercised, distributed or triggered.

          (u) Environmental Liability.  Except as set forth in the HBO Filed SEC
              -----------------------
Documents, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or threatened against HBO or any of its subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on HBO or any of its subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, CERCLA, which liability or obligation could reasonably be expected to have a material adverse effect on HBO. To the knowledge of HBO, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that could reasonably be expected to have a material adverse effect on HBO.

          (v) Insurance.  HBO and each of its subsidiaries have policies of
              ---------
insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of HBO and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not, individually or in the aggregate, have a material adverse effect on HBO. All premiums due and payable under all such policies and bonds have been paid and HBO and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. HBO has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          (w) Transactions with Affiliates.  Except as disclosed in the HBO SEC
              ----------------------------
Documents filed prior to the date of this Agreement or as disclosed in the HBO Disclosure Schedule, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between HBO and its affiliates that would be required to be disclosed under the Item 404 of Regulation S-K under the Securities Act.

          (x) Full Disclosure.  None of the representations or warranties made
              ---------------
by HBO herein or in any schedule hereto, including the HBO Disclosure Schedule, or any certificate furnished by HBO pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1  Conduct of Business.
                  -------------------

          (a) Conduct of Business by McKesson.  Except as set forth in Section
              -------------------------------
4.1(a) of the McKesson Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by HBO in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, McKesson shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, McKesson shall not, and shall not permit any of its subsidiaries to:

               (i) other than regular quarterly dividends declared and paid by McKesson on a basis consistent with past practice, dividends on the Convertible Preferred Securities and other than dividends and distributions by a direct or indirect wholly owned subsidiary of McKesson to its parent, or by a subsidiary that is partially owned by McKesson or any of its subsidiaries, provided that McKesson or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of McKesson Common Stock upon the exercise of McKesson Employee Stock Options, in each case, outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or issued pursuant to Section 4.1(a)(ii) or issuances of McKesson Common Stock upon conversion of the Convertible Preferred Securities or (z) purchase, redeem or otherwise acquire any shares of capital stock of McKesson or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause
(z), for the deemed acceptance of shares upon cashless exercise of McKesson Employee Stock Options outstanding on the date hereof, or in connection with withholding obligations relating thereto);

               (ii) except in connection with acquisitions permitted or contemplated by Section 4.1(a) of the McKesson Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of McKesson Common Stock upon the exercise or conversion of McKesson Employee Stock Options outstanding as of the date hereof in accordance with their present terms or the issuance of McKesson Employee Stock Options (and shares of McKesson Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of McKesson Common Stock subject to McKesson Employee Stock Options issued to such employees does not exceed 500,000 shares of McKesson Common Stock in the aggregate);

               (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

               (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or acquisitions or investments equal to or less than 120% of McKesson's current capital and operating budgets (in each case, as previously provided to HBO), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of McKesson;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice, including, without limitation, in connection with consolidation of acquired businesses or as would not have a material adverse effect on McKesson;

               (vi) take any action that would cause the representations and warranties set forth in Section 3.1(g) and qualified as to materiality to be no longer true and correct or, if not so qualified, to be no longer true and correct in all material respects;

               (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility or commercial paper facility in effect as of the date hereof (including any replacement facilities), in the ordinary course of business consistent with past practice;

               (viii) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

               (ix) other than in the ordinary course of business or in connection with acquisitions permitted by Section 4.1(a) of the McKesson Disclosure Schedule, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms;

               (x) except for increases in accordance with normal past practice, increase in any manner the compensation or fringe benefits of any of its officers or directors, or materially increase the foregoing in respect of employees; enter into any commitment to pay any pension, retirement or severance benefit to any such officers or directors, or make any material commitment to pay the foregoing to any employees; commit itself to, or enter into, any employment agreement involving compensation of more than $300,000 per year or a term of more than two (2) years; adopt or commit itself to any new benefit, base salary or stock option plan or arrangement; or amend, supplement, or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement any existing benefit, stock option or compensation plan or arrangement (other than as may be required by applicable law);

               (xi) change any of the accounting methods used by McKesson or any of its subsidiaries unless required by generally accepted accounting principles; or

               (xii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between McKesson and any wholly owned subsidiary or between any wholly owned subsidiaries of McKesson.

          (b)  Conduct of Business by HBO. Except as set forth in Section 4.1(b)
               --------------------------
of the HBO Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by McKesson in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, HBO shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, HBO shall not, and shall not permit any of its subsidiaries to:

               (i) other than regular quarterly dividends declared and paid by HBO on a basis consistent with past practice and dividends and distributions by a direct or indirect wholly owned subsidiary of HBO to its parent, or by a subsidiary that is partially owned by HBO or any of its subsidiaries, provided that HBO or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of HBO Common Stock upon the exercise of HBO Employee Stock Options outstanding as of the date hereof in accordance with their present terms (including cashless exercise) or issued pursuant to Section 4.1(b)(ii) or (z) purchase, redeem or otherwise acquire any shares of capital stock of HBO or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except, in the case of clause (z), for the deemed acceptance of shares upon cashless exercise of HBO Employee Stock Options, or in connection with withholding obligations relating thereto);

               (ii) except in connection with acquisitions permitted or contemplated by Section 4.1(b) of the HBO Disclosure Schedule, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of HBO Common Stock upon the exercise of HBO Employee Stock Options outstanding as of the date hereof in accordance with their present terms or the issuance of HBO Employee Stock Options (and shares of HBO Common Stock upon the exercise thereof) granted after the date hereof in the ordinary course of business consistent with past practice for employees (so long as such additional amount of HBO Common Stock subject to HBO Employee Stock Options issued to employees does not exceed 500,000 shares of HBO Common Stock in the aggregate);

               (iii) except as contemplated hereby, amend its certificate of incorporation, by-laws or other comparable organizational documents;

               (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, or, except for transactions in the ordinary course of business consistent with past practice pursuant to contracts or agreements in force at the date of this Agreement or acquisitions or investments equal to or less than 120% of HBO's current capital and operating budgets (in each case, as previously provided to McKesson), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary of HBO;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice, including, without limitation, in connection with consolidation of acquired businesses or as would not have a material adverse effect on HBO;

               (vi) take any action that would cause the representations and warranties set forth in Section 3.2(g) and qualified as to materiality to be no longer be true and correct or, if not so qualified, to be no longer true and correct in all material respects;

               (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, other than pursuant to a revolving credit facility or receivables facility or commercial paper facility in effect as of the date hereof (including any replacement facilities), in the ordinary course of business consistent with past practice;

               (viii) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

               (ix) other than in the ordinary course of business or in connection with acquisitions permitted by Section 4.1(b) of the HBO Disclosure Schedule, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than amendments or renewals of contracts and leases without material adverse changes of terms;

               (x) except for increases in accordance with normal past practice, increase in any manner the compensation or fringe benefits of any of its officers or directors, or materially increase the foregoing in respect of employees; enter into any commitment to pay any pension, retirement or severance benefit to any such officers or directors, or make any material commitment to pay any of the foregoing to any employees; commit itself to, or enter into, any employment agreement involving base salary of more than $300,000 per year or a term of more than two (2) years; adopt or commit itself to any new benefit, compensation or stock option plan or arrangement; or amend, supplement, or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement any existing benefit, stock option or compensation plan or arrangement (other than as may be required by applicable law);

               (xi) change any of the accounting methods used by HBO or any of its subsidiaries unless required by generally accepted accounting principles; or

               (xii) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(b) (other than clause (iii)) shall not apply to any transaction between HBO and any wholly owned subsidiary or between any wholly owned subsidiaries of HBO.

          (c)  Other Actions.  Except as required by law, McKesson and HBO shall
               -------------
not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

          (d)  Advice of Changes.  McKesson and HBO shall promptly advise the
               -----------------
other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of such party's representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.2   No Solicitation by McKesson.
                   ---------------------------

          (a) McKesson shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction (as hereinafter defined) or
(ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of McKesson Common Stock, the Board of Directors of McKesson determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of McKesson breach its fiduciary duties to McKesson's stockholders under applicable law, McKesson may, in response to any such proposal that was not solicited by it or that did not otherwise result from a breach of this Section 4.2(a), and subject to compliance with Section 4.2(c), (x) furnish information with respect to McKesson and its subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the terms of the Confidentiality Agreement dated June 30, 1998 entered into between HBO and McKesson, as amended pursuant to Section
8.6 hereof (the "Confidentiality Agreement") and (y) participate in negotiations regarding such proposal. For purposes of this Agreement "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than HBO and its subsidiaries and other than McKesson and its subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of HBO or McKesson, as the case may be, whether from HBO or McKesson or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of HBO or any of its significant subsidiaries or McKesson or any of its significant subsidiaries, as the case may be, by a merger or other business combination (including any so-called "merger of equals" and whether or not HBO or any of its significant subsidiaries or McKesson or any of its significant subsidiaries, as the case may be, is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of HBO or McKesson, as the case may be, and any entity surviving any merger or combination including any of them) of HBO or any of its subsidiaries or McKesson or any of its subsidiaries, as the case may be, for consideration equal to 20% or more of the fair market value of all of the outstanding shares of HBO Common Stock or all of the outstanding shares of McKesson Common Stock, as the case may be, on the date prior to the date hereof.

          (b) Neither the Board of Directors of McKesson nor any committee thereof shall (i) except as expressly permitted by this Section 4.2, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to HBO, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or the issuance of McKesson Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause McKesson to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "McKesson Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of McKesson Common Stock the Board of Directors of McKesson determines in good faith, after it has received a McKesson Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of McKesson would breach its fiduciary duties to McKesson's stockholders under applicable law, the Board of Directors of McKesson may (subject to this and the following sentences) inform McKesson stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "McKesson Subsequent Determination"), but only at a time that is after the fifth business day following HBO's receipt of written notice advising HBO that the Board of Directors of McKesson has received a McKesson Superior Proposal specifying the material terms and conditions of such Superior Proposal, identifying the person making such McKesson Superior Proposal and stating that it intends to make a McKesson Subsequent Determination. After providing such notice, McKesson shall provide a reasonable opportunity to HBO to make such adjustments in the terms and conditions of this Agreement and/or of the McKesson Option Agreement as would enable McKesson to proceed with its recommendation to stockholders without making a McKesson Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "McKesson Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of McKesson determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to McKesson's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of McKesson, after obtaining advice from a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement and/or the McKesson Option Agreement that may be proposed by HBO in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, McKesson shall submit this Agreement to its stockholders whether or not the Board of Directors of McKesson makes a McKesson Subsequent Determination.

          (c) In addition to the obligations of McKesson set forth in paragraphs (a) and (b) of this Section 4.2, McKesson shall promptly advise HBO orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. McKesson will keep HBO reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

          (d) Nothing contained in this Section 4.2 shall prohibit McKesson (i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of McKesson, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to McKesson's stockholders under applicable law.

     SECTION 4.3    No Solicitation by HBO.
                    ----------------------

          (a) HBO shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of HBO Common Stock, the Board of Directors of HBO determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or participate in such negotiations or discussions would result in a reasonable possibility that the Board of Directors of HBO breach its fiduciary duties to HBO's stockholders under applicable law, HBO may, in response to any such proposal that was not solicited by it or which did not otherwise result from a breach of this Section 4.3(a), and subject to compliance with Section 4.3(c),
(x) furnish information with respect to HBO and its subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the Confidentiality Agreement, as amended pursuant to Section 8.6 hereof, and (y) participate in negotiations regarding such proposal.

          (b) Neither the Board of Directors of HBO nor any committee thereof shall (i) except as expressly permitted by this Section 4.3, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to McKesson, the approval or recommendation by such Board of Directors or such committee of the Merger, or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or
(iii) cause HBO to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "HBO Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of HBO Common Stock the Board of Directors of HBO determines in good faith, after it has received an HBO Superior Proposal (as defined below) and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of HBO would breach its fiduciary duties to HBO's stockholders under applicable law, the Board of Directors of HBO may (subject to this and the following sentences) inform HBO stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (an "HBO Subsequent Determination"), but only at a time that is after the fifth business day following McKesson's receipt of written notice advising McKesson that the Board of Directors of HBO has received an HBO Superior Proposal, specifying the material terms and conditions of such HBO Superior Proposal, identifying the person making such HBO Superior Proposal and stating that it intends to make an HBO Subsequent Determination. After providing such notice, HBO shall provide a reasonable opportunity to McKesson to make such adjustments in the terms and conditions of this Agreement and/or of the HBO Option Agreement as would enable HBO to proceed with its recommendation to stockholders without making an HBO Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, an "HBO Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party enter into an Alternative Transaction on terms which the Board of Directors of HBO determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to HBO's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of HBO, after obtaining advice from a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement and/or the HBO Option Agreement that may be proposed by McKesson in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, HBO shall submit this Agreement to its stockholders whether or not the Board of Directors of HBO make an HBO Subsequent Determination.

          (c) In addition to the obligations of HBO set forth in paragraphs (a) and (b) of this Section 4.3, HBO shall promptly advise McKesson orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. HBO will keep McKesson reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

          (d) Nothing contained in this Section 4.3 shall prohibit HBO from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of HBO, after receipt of advice from outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to HBO's stockholders under applicable law.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     SECTION 5.1    Preparation of the Form S-4 and the Joint Proxy Statement;
                    ----------------------------------------------------------
Stockholders' Meetings.
----------------------

          (a) As soon as practicable following the date of this Agreement, McKesson and HBO shall prepare and file with the SEC the Joint Proxy Statement, and McKesson shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of McKesson and HBO shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. McKesson will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to McKesson's stockholders, and HBO will use all commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to HBO's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. McKesson shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of McKesson Common Stock in the Merger and the conversion of Assumed Options, and HBO shall furnish all information concerning HBO and the holders of HBO Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by McKesson without HBO's prior consent (which shall not be unreasonably withheld) and without providing HBO the opportunity to review and comment thereon. McKesson will advise HBO promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the McKesson Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to McKesson or HBO, or any of their respective affiliates, officers or directors, should be discovered by McKesson or HBO which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of McKesson and HBO.

          (b) McKesson shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the "McKesson Stockholders' Meeting") in accordance with the DGCL for the purpose of obtaining the McKesson Stockholder Approval and shall, subject to the provisions of Section 4.2(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

          (c) HBO shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the "HBO Stockholders' Meeting") in accordance with the DGCL for the purpose of obtaining the HBO Stockholder Approval and shall, subject to the provisions of Section 4.3(b) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

          (d) HBO and McKesson will use commercially reasonable efforts to hold the McKesson Stockholders' Meeting and the HBO Stockholders' Meeting on the same date and as soon as reasonably practicable after the date hereof.

          (e) Each of McKesson's and HBO's obligations under this Section 5.1 shall at all times remain subject to the provisions of Sections 4.2(b) and 4.3(b), respectively, in the event that under the circumstances described therein, the Board of Directors of McKesson shall have made a McKesson Subsequent Determination or the Board of Directors of HBO shall have made an HBO Subsequent Determination, as the case may be.

     SECTION 5.2    Letters of McKesson's Accountants.
                    ---------------------------------

          (a) McKesson shall use commercially reasonable efforts to cause to be delivered to HBO two letters from McKesson's independent accountants, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, each addressed to HBO, in form and substance reasonably satisfactory to HBO and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) McKesson shall use commercially reasonable efforts to cause to be delivered to HBO and HBO's independent accountants a letter from McKesson's independent accountants addressed to HBO and McKesson, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     SECTION 5.3    Letters of HBO's Accountants.
                    ----------------------------

          (a) HBO shall use commercially reasonable efforts to cause to be delivered to McKesson two letters from HBO's independent accountants, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, each addressed to McKesson, in form and substance reasonably satisfactory to McKesson and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) HBO shall use commercially reasonable efforts to cause to be delivered to McKesson and McKesson's independent accountants a letter from HBO's independent accountants, addressed to McKesson and HBO, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     SECTION 5.4    Access to Information; Confidentiality.  Subject to the
                    --------------------------------------
Confidentiality Agreement and subject to applicable law, each of McKesson and HBO shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not interfere with the business or operations of such party) and, during such period, each of McKesson and HBO shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.4 shall affect any representation or warranty given by the other party hereto. Each of McKesson and HBO will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreements. McKesson shall also cooperate with HBO and use its best efforts to obtain an estimate of withdrawal liability from each multiemployer plan with respect to which McKesson contributes as of the date hereof.

     SECTION 5.5    Commercially Reasonable Efforts.
                    -------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this

Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary in this Agreement, neither HBO nor McKesson shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either HBO or McKesson in the conduct of its business as heretofore conducted.

          (b) In connection with and without limiting the foregoing, McKesson and HBO shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Option Agreements, or any of the transactions contemplated hereby and thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to such agreements or transactions, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.6    Indemnification, Exculpation and Insurance.
                    ------------------------------------------

          (a) McKesson agrees to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of HBO and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of HBO. In addition, from and after the Effective Time, directors and officers of HBO who become directors or officers of McKesson will be entitled to the same indemnity rights and protections, and directors' and officers' liability insurance, as are afforded from time to time to other directors and officers of McKesson.

          (b)  In the event that McKesson or any of its successors or assigns
(i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of McKesson assume the obligations set forth in this
Section 5.6.

          (c) McKesson shall use commercially reasonable efforts to provide to HBO's current directors and officers, for six years after the Effective Time, liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by HBO's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in no event shall McKesson be required to expend more than 150% of the current amount expended by HBO to maintain such coverage.

          (d) The provisions of this Section 5.6 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.7    Fees and Expenses.
                    -----------------

          (a) Except as set forth in this Section 5.7 and in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of HBO and McKesson shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger
notification and report forms under the HSR Act (including filing fees).   In
addition, all transfer taxes incurred in connection with the Merger arising on or after the Effective Time shall be borne by McKesson.

     SECTION 5.8    Public Announcements.  HBO and McKesson will consult with
                    --------------------
each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, the Option Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.9    Affiliates.
                    ----------

          (a) As soon as practicable after the date hereof, HBO shall deliver to McKesson a letter identifying all persons who may be deemed to be, at the time this Agreement is submitted for adoption by the stockholders of HBO, "affiliates" of HBO for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. HBO shall use commercially reasonable efforts to cause each person identified on such list to deliver to McKesson on or before the date immediately preceding the date of filing the Form S-4, written agreements substantially in the forms attached as Exhibit G and Exhibit H hereto, and in the event any other person becomes an
   ---------     ---------
affiliate of HBO thereafter to cause such person to deliver such an agreement to McKesson as soon as practicable but in any event at Closing. McKesson shall use commercially reasonable efforts to cause all persons who are "affiliates" of McKesson for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to deliver to HBO on or before the date immediately preceding the date of filing of the Form S-4, a written agreement substantially in the form attached as Exhibit H hereto, and in the event any
                                      ---------
other person becomes an affiliate of McKesson thereafter to cause such person to deliver such an agreement to HBO as soon as practicable but in any event at Closing.

          (b) McKesson shall use commercially reasonable efforts to publish no later than 45 days after the end of the first full month after the Effective Time in which there are at least 30 days of post Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     SECTION 5.10    NYSE and PSE Listings.  McKesson shall use commercially
                     ---------------------
reasonable efforts to cause the McKesson Common Stock issuable under Article II to be approved for listing on NYSE and PSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     SECTION 5.11    Tax Treatment.  Each of HBO and McKesson shall use
                     -------------
commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Section 6.1(g). The parties will characterize the Merger as such a reorganization for purposes of all tax returns and other filings.

     SECTION 5.12    Pooling of Interests.  Each of McKesson and HBO shall use
                     --------------------
commercially reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of McKesson and HBO agrees that it shall take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.13    Post-Merger Operations.  Following the Effective Time, the
                     ----------------------
principal corporate offices of McKesson HBOC, Inc. shall be San Francisco and the headquarters for HBO and its subsidiaries shall be Atlanta, until such time as the Board of Directors of McKesson otherwise determines.

     SECTION 5.14    Conveyance Taxes.  HBO and McKesson shall cooperate in the
                     ----------------
preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     SECTION 5.15   Employee Benefits.  Each of HBO and McKesson agrees to
                    -----------------
provide immediately following the Effective Time employee benefits and compensation arrangements for all their respective employees, at a level no less favorable in the aggregate than those provided for such employees immediately prior to the Effective Time, subject to later amendment or other alteration as may be directed by the Board of Directors of McKesson subsequent to the Effective Time.

                                  ARTICLE VI
                              CONDITIONS PRECEDENT

     SECTION 6.1    Conditions to Each Party's Obligation to Effect the Merger.
                    ----------------------------------------------------------
The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)  Stockholder Approvals.  Each of the McKesson Stockholder Approval
               ---------------------
and the HBO Stockholder Approval shall have been obtained.

          (b)  HSR Act.  The waiting period (and any extension thereof)
               -------
applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c)  Governmental, Regulatory and Other Approvals.  (i) Other than the
               --------------------------------------------
filing of the Certificate of Merger provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of McKesson, HBO or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby (together with the matters contemplated by Section 6.1(b), the "Requisite Regulatory Approvals") shall have been obtained and (ii) except as would not have a material adverse effect on any of McKesson, HBO or the Surviving Corporation, the consents and approvals set forth on Section 3.1(d) of the McKesson Disclosure Schedule and Section 3.2(d) of the HBO Disclosure Schedule shall have been obtained or shall no longer be required.

          (d)  No Injunctions or Restraints.  No judgment, order, decree,
               ----------------------------
statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on McKesson or HBO, as applicable; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e)  Form S-4.  The Form S-4 shall have become effective under the
               --------
Securities Act prior to the mailing of the Joint Proxy Statement by each of McKesson and HBO to their respective stockholders and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

          (f) NYSE and PSE Listings.  The shares of McKesson Common Stock
              ---------------------
issuable to HBO's stockholders as contemplated by Article II shall have been approved for listing on NYSE and PSE, subject to official notice of issuance.

          (g) Tax Opinions.  HBO shall have received from Jones, Day, Reavis &
              ------------
Pogue, counsel to HBO, and McKesson shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to McKesson, an opinion, dated as of the date that the Registration Statement is declared effective, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn or materially modified as of the Closing Date.

          In rendering such opinions, each of counsel for HBO and McKesson shall be entitled to receive and rely upon representations of fact contained in certificates of officers of HBO and McKesson, which representations shall be in form and substance satisfactory to such counsel.

          (h) Pooling Letters.  HBO and McKesson shall have received letters
              ---------------
from each of McKesson's independent accountants and HBO's independent accountants, dated as of the Closing Date, in each case addressed to HBO and McKesson, stating that the Merger qualifies for accounting as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

     SECTION 6.2    Conditions to Obligations of HBO.  The obligation of HBO to
                    --------------------------------
effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of McKesson set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on McKesson.

          (b) Performance of Obligations of McKesson.  McKesson shall have
              --------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change.  At any time after the date of this
              --------------------------
Agreement there shall not have occurred any material adverse change relating to McKesson.

          (d) McKesson Rights Agreement.  The McKesson Rights issued pursuant to
              -------------------------
the McKesson Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

     SECTION 6.3    Conditions to Obligations of McKesson.  The obligation of
                    -------------------------------------
McKesson to
effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of HBO set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality," or "material adverse effect" set forth therein) does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on HBO.

          (b) Performance of Obligations of HBO.  HBO shall have performed in
              ---------------------------------
all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change.  At any time after the date of this
              --------------------------
Agreement there shall not have occurred any material adverse change relating to HBO.

          (d) HBO Rights Agreement.  The HBO Rights issued pursuant to the HBO
              --------------------
Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.


                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1    Termination.  This Agreement may be terminated at any time
                    -----------
prior to the Effective Time, and (except in the case of 7.1(e) or 7.1(f)) whether before or after the McKesson Stockholder Approval or the HBO Stockholder
Approval:

          (a) by mutual written consent of HBO and McKesson, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

          (b) by either the Board of Directors of HBO or the Board of Directors of McKesson:

              (i) if the Merger shall not have been consummated by March 31, 1999, unless such termination right has been expressly restricted in writing by the Board of Directors of HBO or McKesson, as the case may be; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

              (ii) if the McKesson Stockholder Approval shall not have been obtained at a McKesson Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

              (iii) if the HBO Stockholder Approval shall not have been obtained at an HBO Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

              (iv)   if any Restraint having any of the effects set forth in
Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

          (c) by the Board of Directors of HBO (provided that HBO is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if McKesson shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by McKesson or is not cured within 30 days of written notice thereof;

          (d) by the Board of Directors of McKesson (provided that McKesson is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if HBO shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or
(b), and (B) is incapable of being cured by HBO or is not cured within 30 days of written notice thereof;

          (e) by the Board of Directors of HBO, at any time prior to the McKesson Stockholders' Meeting, if the McKesson Board of Directors shall have
(A) failed to include in the Joint Proxy Statement to the McKesson Stockholders, its recommendation without modification or qualification that such stockholders approve this Agreement and the transactions contemplated hereby, or (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of HBO;

          (f) by the Board of Directors of McKesson, at any time prior to the HBO Stockholders' Meeting, if the HBO Board of Directors shall have (A) failed to include in the Joint Proxy Statement to the HBO Stockholders, its recommendation without modification or qualification that such stockholders approve this Agreement and the transaction contemplated hereby, or (B) subsequently withdrawn such recommendation or (C) modified or qualified such recommendation in a manner adverse to the interests of McKesson;

          (g) by HBO if the Board of Directors of McKesson shall have failed to take any of the actions contemplated by Section 5.1 as a result of the exercise of its rights under

Section 5.1(e); or

          (h) by McKesson if the Board of Directors of HBO shall have failed to take any of the actions contemplated by Section 5.1 as a result of the exercise of its rights under Section 5.1(e).

     SECTION 7.2   Effect of Termination.
                   ---------------------

          (a) In the event of termination of this Agreement as provided in
Section 7.1 hereof, and subject to the provisions of Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in this Section 7.2 and in Sections 5.4, 5.7, 3.1(o) and 3.2(o) hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          (b) If this Agreement is terminated (i) by HBO pursuant to Section 7.1(e) hereof, (ii) by HBO or McKesson pursuant to Section 7.1(b)(ii) hereof because of the failure to obtain the required approval from the McKesson stockholders and at the time of such termination or prior to the meeting of McKesson's stockholders there shall have been an offer or proposal for, an announcement of any intention with respect to (including, without limitation, the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), or any agreement with respect to, a transaction that would constitute an Alternative Transaction (as defined in Section 4.2(a) hereof, except that for purposes of clause (i) of such definition, the applicable percentage shall be fifty percent (50%)) involving McKesson or any of the McKesson Subsidiaries (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting), (iii) by HBO as a result of McKesson's material breach of Section 4.2 or 5.1 hereof which, in the case of Section 5.1 only, is not cured within 30 days after notice thereof to McKesson, or (iv) by HBO pursuant to Section 7.1(g) hereof, McKesson shall pay to HBO a termination fee of Two Hundred Million Dollars ($200,000,000.00) (the "McKesson Termination Fee").

          (c) If this Agreement is terminated (i) by McKesson pursuant to Sections 7.1 (f) hereof, (ii) by HBO or McKesson pursuant to Section 7.1(b)(iii) hereof because of the failure to obtain the required approval from the HBO stockholders and at the time of such termination or prior to the meeting of HBO's stockholders there shall have been an offer or proposal for, an announcement of any intention with respect to (including, without limitation, the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in), any agreement with respect to, a transaction that would constitute an Alternative Transaction (as defined in Section 4.2(a) hereof, except that for purposes of clause (i) of such definition, the applicable percentage shall be fifty percent (50%) involving HBO or any of the HBO Subsidiaries (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting), (iii) by McKesson as a result of HBO's material breach of Section 4.3 or 5.1 hereof which, in the case of Section 5.1 only, is not cured within 30 days after notice thereof to HBO or
(iv) by McKesson pursuant to Section 7.1(h) hereof, HBO shall pay to McKesson a termination fee of Two Hundred Million Dollars ($200,000,000.00) (the "HBO Termination Fee").

          (d) Each Termination Fee payable under Sections 7.2(b) and (c) above shall be payable in cash, payable no later than one business day following the delivery of notice of termination to the other party.

          (e) HBO and McKesson agree that the agreements contained in Sections 7.2(b) and (c) above are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due under such Sections 7.2(b) and (c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

     SECTION 7.3    Amendment.  Subject to compliance with applicable law, this
                    ---------
Agreement may be amended by the parties at any time before or after the McKesson Stockholder Approval or the HBO Stockholder Approval; provided, however, that after any such approval, there may not be, without further approval of such the stockholders of McKesson (in the case of the McKesson Stockholders Approval) and the stockholders of HBO (in the case of the HBO Stockholders Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of McKesson Common Stock hereunder, or which by law otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

     SECTION 7.4    Extension; Waiver.  At any time prior to the Effective Time,
                    -----------------
a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

     SECTION 8.1    Nonsurvival of Representations and Warranties.  None of the
                    ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2    Notices.  All notices, requests, claims, demands and other
                    -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to HBO, to

               HBO & Company
               301 Perimeter Center North
               Atlanta, Georgia  30346
               Telecopy No.:  770/393-6020
               Attention:  Charles W. McCall

               with a copy to:

               Jones, Day, Reavis & Pogue
               3500 SunTrust Plaza
               303 Peachtree Street, N.E.
               Atlanta, Georgia  30308-3242
               Telecopy No.:  (404) 581-8330
               Attention:  John E. Zamer, Esq.

          (b)  if to McKesson, to

               McKesson Corporation
               One Post Street
               San Francisco, California  94104
               Telecopy No.  415/983-8826
               Attention:  Mark A. Pulido

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York  10022
               Telecopy No.:  212/735-3691
               Attention:  Peter A. Atkins, Esq.

     SECTION 8.3    Definitions.  For purposes of this Agreement:
                    -----------

          (a) except for purposes of Section 5.10, an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with McKesson or HBO, any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect: (i) a change in the market price or trading volume of HBO or McKesson Common Stock, as the case may be or (ii) conditions affecting the U.S. economy as a whole;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

          (e) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers or senior management of such person's operating divisions and segments.

     SECTION 8.4    Interpretation.  When a reference is made in this Agreement
                    --------------
to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.5    Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6    Entire Agreement; No Third-Party Beneficiaries.  This
                    ----------------------------------------------
Agreement (including the documents and instruments referred to herein), the Option Agreements, the Support Agreement and the Confidentiality Agreement (as amended below) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.7, are not intended to confer upon any person other than the parties any rights or remedies. The Confidentiality Agreement is hereby amended to delete therefrom Section 11.

     SECTION 8.7    Governing Law.  This Agreement shall be governed by, and
                    -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8    Assignment.  Neither this Agreement nor any of the rights,
                    ----------
interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9    Consent to Jurisdiction.  Each of the parties hereto (a)
                    -----------------------
consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.10   Headings, Etc. The headings and table of contents contained
                    -------------
in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11   Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, HBO, McKesson and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                              HBO & COMPANY



                                              By:   /s/ Jay P. Gilbertson
                                                    ---------------------
                                                    Jay P. Gilbertson,
                                                    President, Co-Chief
                                                    Operating Officer
                                                    and Chief Financial Officer


                                              MCKESSON CORPORATION



                                              By:   /s/ Mark A. Pulido
                                                    ----------------------
                                                    Mark A. Pulido,
                                                    President and Chief
                                                    Executive Officer


                                              MCKESSON MERGER SUB, INC.



                                              By:   /s/ Richard H. Hawkins
                                                    ------------------------
                                                    Richard H. Hawkins,
                                                    President